Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tile Shop Holdings, Inc. 2021 Omnibus Equity Compensation Plan of our reports dated March 11, 2021, with respect to the consolidated financial statements of Tile Shop Holdings, Inc. and the effectiveness of internal control over financial reporting of Tile Shop Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 21, 2021